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                                  EXHIBIT 10.26

                    REAL ESTATE LEASE AND PURCHASE AGREEMENT

         THIS AGREEMENT, is made this 29th day of October, 1999 by and between GLASSTITE INC., a Minnesota corporation ("Landlord"), RAVEN INDUSTRIES, INC., a South Dakota corporation (the "Shareholder"), as Landlord's guarantor, PENDA GLASSTITE, INC., a Florida Corporation ("Tenant") and guaranteed by PENDA CORPORATION, a Florida corporation (the "Parent").

                             PRELIMINARY STATEMENT:

                  The Tenant and the Landlord are parties to an Asset Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), pursuant to which the Tenant is purchasing from the Landlord substantially all of the assets (and assuming certain of the liabilities) of the Landlord in exchange for cash. This Agreement is executed and delivered by the Tenant and the Landlord pursuant to the Purchase Agreement. Certain capitalized terms used in this Agreement are defined in Section 1 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings given such terms in the Purchase Agreement.

                                   AGREEMENT:

                  In consideration of the premises and the respective mutual agreements, covenants, representations and warranties herein contained, the parties hereto agree as follows:

                  1. Certain Defined Terms. As used in this Agreement the following terms shall have the following meanings:

                  "Closing " shall have the meaning set forth in Section 20(a).

                  "Environmental Remediation Release Date" means three years from the date hereof provided however that the Environmental Remediation Release Date shall be extended if any remedial measure or enforcement action relating to conditions that existed as of the Closing Date, including the MPCA NOV, is on going. If the Environmental Remediation Release Date extends beyond 3 years from the date hereof, then the Environmental Remediation Release Date shall not occur until the MPCA issues a No Action Letter or Certificate of Completion or accepts Landlord's clean closure certification (without any post-closure obligations) or other applicable regulatory mechanism documenting that no additional environmental investigation, remediation, closure, post-closure, or clean-up is required at the Dunnell Minnesota facilities related to activities and releases including the MPCA NOV at the Dunnell, Minnesota facilities prior to the Closing Date; provided however, if EPA has exercised its oversight authority over the Premises, then the Environmental Remediation Release Date shall not occur until the EPA has issued a No Action Letter or Certificate of Completion or accepts Landlord clean closure certification (without any post-closure obligations) or other applicable regulatory mechanism documenting that no additional environmental investigation, remediation, closure, post-closure, or clean-up is required at the Dunnell Minnesota facilities related to activities and releases including the MPCA NOV at the Dunnell Minnesota facilities prior to the date hereof. The Environmental Remediation Release Date shall occur prior to three years after the date hereof if the MPCA issues a No Action Letter or Certificate of Completion or accepts Landlord's clean closure certification (without any post-closure obligations) or other applicable regulatory mechanism documenting that no additional environmental investigation, remediation, closure, post-closure, or clean-up is required at the Dunnell Minnesota facilities related to activities and releases including the MPCA NOV at the Dunnell Minnesota facilities prior to the date hereof and EPA has not exercised its oversight authority over the Premises.

                  "Premises" shall have the meaning set forth in Section 2.

                  "Real Estate Closing Date" shall have the meaning set forth in
Section 19(a).


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                  2. Lease of Premises. Landlord hereby leases to Tenant and
Tenant hereby leases from Landlord in its "As-Is" condition the real estate legally described on Exhibit A attached hereto, and commonly known as 600 Highway 4, Dunnell, Minnesota 56127 and the Truck Repair Facility, situated in the County of Martin and State of Minnesota and commonly known as 130 East Wenberg, Dunnell, Minnesota.

Together with any and all improvements presently located on said real estate, all of which real estate and other property are hereinafter called the "Premises".

                  3. Term. The term of this Lease shall begin on the date of this Agreement and shall end on the Real Estate Closing Date.

                  4. Payment of Rent. Tenant agrees to pay Landlord annual rent of one ($1.00) dollar. The first such installment shall be due and payable on the date of this Agreement and a like sum shall be due and payable on the 1st day of each succeeding calendar year during the term of this Agreement.

                  5. Net Lease. This is an absolutely net lease to Landlord. It is the intent of the parties hereto that Tenant shall pay all costs and expenses relating to the Premises and the business carried on therein. Any amount or obligations herein relating to the Premises which is not expressly declared to be that of Landlord shall be deemed to be an obligation of Tenant to be performed by Tenant at Tenant's expense. All sums payable hereunder by Tenant shall be paid without notice, demand, set-off, counterclaim, abatement, suspension, deduction or defense.

                  6. Taxes, Assessments and Utilities. Tenant agrees to pay all taxes and assessments that may be levied against the Premises during the term of this Agreement and to deliver proof of payment to the Landlord, upon written request. Tenant agrees to pay all charges for public utilities services (electricity, gas, telephone, water, and sewer) to the Premises during the term of this Agreement.

                  7. Insurance. Tenant shall maintain, at its sole expense, insurance on the Premises, which policy or policies shall include the following coverages under the following terms and conditions:

                 (a) Property. All-risk policy extending coverage against loss, damage or destruction by fire or other casualty, including theft, vandalism and and malicious mischief, boiler explosion (if there is a boiler on the Premises), sprinkler damage, all matters covered by a standard extended coverage endorsement and such other risks as Landlord may reasonably require, insuring the Premises for not less than its full insurable value on a replacement cost basis. Landlord shall be named as an additional insured.

                  (b) Liability. Comprehensive general liability insurance, insuring against, without limitation, any liability arising out of the ownership, maintenance, repair, condition or operation of the Premises or adjoining ways, parking areas, sidewalks or other portions of the Premises. The establishment of insurance requirements shall not limit the liability of Tenant under this Agreement.

                  (c) Conditions. The insurance policies shall: (i) be obtained by Tenant under valid and enforceable standard form policies issued by responsible insurance companies with a current A.M. Best rating of at least A+VII licensed to do business in the State of Minnesota; (ii) provide that such insurance cannot be unreasonably canceled, invalidated or suspended on account of the conduct of Tenant, its officers, directors, employees or agents; (iii) provide that any "no other insurance" clause in the insurance policy shall exclude any policies of insurance maintained by Landlord and that the insurance policy shall not be brought into contribution with the insurance maintained by Landlord; (iv) provide that the policy of insurance shall not be terminated, canceled or substantially modified without at least 30 days prior written notice to Landlord; (v) as to the liability insurance, name Landlord as additional insured; (vi) as to the property policy, Landlord shall be named as additional insured; and (vii) as to the casualty policy, provide for a waiver of subrogation by the insurer as to claims against Landlord, its officers, directors, employees and agents.

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                  (d) Certificates.  Tenant shall deliver to Landlord
certificates of insurance, making specific reference to the Premises, evidencing the existence and amounts of the policies of insurance required pursuant to this section. Any failure of Tenant to obtain, maintain, or provide copies of certificates of any insurance required hereunder shall constitute a material and continuing breach of this Agreement. Tenant shall give notice to its insurance carrier that a waiver of liability and subrogation is contained in this Agreement.

                  8. Landlord's Access to Premises. Tenant agrees that Landlord or its agents shall have the right to enter the Premises at any reasonable time in order to satisfy Landlord's obligations under the MPCA NOV.

                  9. Use of Premises by Tenant. Tenant agrees that it shall not use or occupy nor permit the Premises or any part thereof to be used or occupied in any unlawful manner or for any unlawful purpose.

                  10. Encumbrances. Landlord represents and warrants that as of the date hereof, the Premises is free and clear of any encumbrances, except for those set forth on Exhibit B, attached hereto. Landlord covenants and agrees not to cause or create any lien, mortgage or other encumbrance on the Premises, by act or omission, during the term of this Agreement

                  11. Quiet Enjoyment of Premises by Tenant. Subject to all laws and ordinances now or hereafter in force regarding zoning and condemnation, Landlord represents that it has the full right, power, and authority to enter into this Agreement for the term herein granted and that the Premises may be used by Tenant during the entire duration of said term for the purposes herein set forth. Tenant, upon the full and faithful performance of all the conditions, covenants, and agreements herein contained, shall at all times during the term hereof peaceably and quietly enjoy the use of the Premises without any disturbance from Landlord, subject, however to any rights which may be reserved to Landlord herein and to all encumbrances to which this Agreement may be subordinate, if any.

                  12. Maintenance and Repair of Premises. Subject to Landlord's obligations under the MPCA NOV, Tenant agrees to maintain and keep all portions of the Premises in good order and repair. Such maintenance and repairs shall be made at Tenant's sole expense.

                  13. Alteration or Improvement of Premises. Landlord agrees that alterations, additions, or improvements, to the Premises may be made by Tenant without the prior consent of Landlord. Tenant shall pay for such alterations, additions, or improvements to the Premises and ensure that no liens, claims, or demands of any nature attach to Landlord , Landlord's interest in the Premises and/or the Premises. Any alteration, addition, or improvement made by Tenant shall be the property of the Tenant.

                  14. Environmental Matters. "Environmental Laws" means any or all of the laws and regulations now in effect or hereafter enacted by any governmental authority or other regulatory body having jurisdiction over the Premises that deal with the regulation or protection of the environment, including ambient air, ground water, surface water and land use, including sub-strata land. Tenant shall comply with all Environmental Laws affecting the Premises during the Term. Provided however, that any liability of the Tenant to Landlord related to Environmental Laws shall be subject to the limits set forth in the Purchase Agreement.

                  15. Default. It is expressly agreed that if Tenant shall not fully and faithfully perform all of its material obligations hereunder, or if the Tenant shall be adjudicated a bankrupt or insolvent according to law or if a receiver is appointed for Tenant or if Tenant shall make an assignment for the benefit of creditors, then Tenant shall be deemed to be in default hereunder. In such event, Landlord may pay such amounts Tenant is obligated to pay and invoice Tenant for such amounts plus interest at the rate of 10% per annum. Tenant hereby pledges and assigns to Landlord all improvements, fixtures, furnishings, equipment, and other property of Tenant which may be placed on or become a part of the Premises as security for the payment of all obligations of Tenant under this Agreement, and the lien created by such pledge and assignment shall be in addition to all other rights and remedies to which Landlord may otherwise be entitled.

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                  16. Conveyance, Assignment, or Subletting. Tenant may not
sublease the Premises or any part thereof or assign this Agreement or any part hereof unless Tenant has obtained the prior consent of Landlord, which consent shall not be unreasonably withheld provided, that any such assignee assumes all of Tenant's obligations under this Agreement, and provided that this Agreement shall be assignable by any party to a successor who acquires substantially all of the assets of that party. Landlord shall not convey or transfer ownership of the Premises or assign or transfer this Agreement or any part hereof.

                  17. Conveyance of Premises at End of Term. Upon the termination or expiration of this Agreement, and upon satisfaction of the conditions to the obligation to close set forth below, Landlord agrees to convey the Premises to Tenant and Tenant agrees to accept such conveyance from Landlord as set forth below.

                  18.      Conditions to Obligation to Close.

                  (a) Conditions to Obligation of the Tenant. The obligation of the Tenant to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i)  the Environmental Remediation Release Date has occurred;

                 (ii) there shall not be an injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement, and no action, suit, claim or proceeding by a third party unaffiliated with Tenant shall be pending before any Authority which seeks to prohibit or enjoin the consummation of the transactions contemplated by this Agreement;

                (iii) the Premises shall be free and clear of any and all liens and encumbrances of Landlord, except as set forth on Exhibit B, attached hereto.

The Tenant may waive any condition specified in this Section if it executes and delivers a writing so stating at or prior to the Closing.

                  (b) Conditions to Obligation of the Landlord. The obligation of the Landlord to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the Tenant shall have delivered to the Landlord a certificate to the effect that all currently due and payable real estate taxes and levied special assessments related to the Premises have been paid;

                 (ii) there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement, and no action, suit, claim or proceeding by a third party unaffiliated with Landlord shall be pending before any Authority which seeks to prohibit or enjoin the consummation of the transactions contemplated by this Agreement; and

                (iii) the Environmental Remediation Release Date has occurred.

The Landlord may waive any condition specified in this Section if it executes and delivers a writing so stating at or prior to the Closing.

                  19. Sale and Purchase of Premises.

                  (a) Basic Transaction. On the terms and subject to the conditions set forth in this Agreement, on a date 15 days after the termination of the Environmental Remediation Release Date or such other

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date as shall be agreed to in writing by the Tenant and the Landlord (the "Real
Estate Closing Date") the Landlord will convey, assign and transfer to the Tenant, and the Tenant will acquire and accept conveyance of the Premises.


                  (b) Purchase Price. The aggregate purchase price to be paid by the Tenant to the Landlord for the conveyance, assignment and transfer to the Tenant of the Premises shall be One Dollar ($1.00).

                  20. Closing.

                  (a) Date and Place of Real Estate Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Maslon Edelman Borman & Brand, LLP, 3300 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota, at 10:00 a.m. (local time) or at such other place as mutually agreed to by the parties on the Real Estate Closing Date. Except as otherwise provided herein, all proceedings to be taken and all documents to be executed at the Closing will be deemed to have been taken, delivered and executed simultaneously, and no proceeding will be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

                  (b) Deliveries by Landlord at the Closing. At the Closing, the Landlord will deliver to the Tenant:

                  (i) the Warranty Deed for the Premises, duly executed by the Landlord in the form attached hereto as Exhibit C;

                 (ii) a copy of the resolution or resolutions duly adopted by the board of directors of the Landlord authorizing the execution and delivery of the Warranty Deed;

                (iii) a certificate of the Secretary or an Assistant Secretary of the Landlord as to the incumbency and signatures of the officers of the Landlord executing the Warranty Deed on behalf of the Landlord;


                 (iv) a certificate issued by the Secretary of State of the State of Minnesota as to the change of Landlord's corporate name to "GTH, Inc. "

                  (v) such other instruments of sale, transfer, and conveyance as shall be reasonably required by the Tenant.

                  (c) Deliveries by the Tenant at the Closing. At the Closing, the Tenant will deliver to the Landlord:

                  (i) a certificate issued by the Secretary of State of the Tenant's state of incorporation, as of a recent date, as to the good standing of the Tenant in such state;

                 (ii) such other instruments of assumption, assignment and transfer as shall be reasonably required by the Landlord.

                  21. Waiver; Entire Agreement; Binding Effect. It is expressly agreed that no waiver or apparent waiver of failure of Landlord or Tenant to require strict performance of any condition, covenant, or agreement herein contained shall constitute a waiver or shall estop Landlord from enforcing such condition, covenant, or agreement at a later time; it is further expressly agreed that, other than the Purchase Agreement, this instrument contains the entire agreement of Landlord and Tenant relating to the Premises, and no other condition, covenant, or agreement shall be implied at any time; and it is further expressly agreed by Landlord and Tenant that the conditions, covenants and agreements herein contained shall apply and inure to and be binding upon their

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respective heirs, executors, administrators, successors, and assigns and that the terms "Landlord" and "Tenant" shall embrace all of the parties hereto irrespective of number or gender.

                  22. Applicable Law. This Agreement shall be governed by the laws of the State of Minnesota.

                  23. Guaranty of Parent. Parent hereby absolutely and unconditionally guarantees the complete performance of each and every obligation, covenant, representation and warranty of the Tenant contained in this Agreement as if such obligations, covenants, representations and warranties were those of the Parent.

                  24. Guaranty of Shareholder. Shareholder hereby absolutely and unconditionally guarantees the complete performance of each and every obligation, covenant, representation and warranty of the Landlord contained in this Agreement as if such obligations, covenants, representations and warranties were those of the Shareholder.

                  25. Memorandum of Lease. Landlord and Tenant acknowledge and agree that, simultaneously with the execution of this Lease, they shall execute and record in the public records a memorandum of this Lease which shall include reference, among other things, to the term hereof and Tenant's right and obligation to purchase the Premises.

                  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

LANDLORD                          TENANT

GLASSTITE INC.,                   PENDA GLASSTITE, INC.,
                                  A Florida corporation
a Minnesota corporation

By: /s/ Ronald M. Moquist         By: /s/ Leo E. Waner
    Ronald M. Moquist             Leo E. Waner
    President                         Vice President and Chief Financial Officer


SHAREHOLDER                       PARENT

RAVEN INDUSTRIES, INC.,           PENDA CORPORATION,
                                                           a Florida corporation
a South Dakota corporation

By: /s/ Ronald M. Moquist          By:/s/ Leo E. Waner
    Ronald M. Moquist              Leo E. Waner

    Executive Vice President          Vice President and Chief Financial Officer

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